David E. Coffey C.P.A.

6767 West Tropicana Suite 216

Las Vegas, NV 89103

Dynasty International Corporation

Sherwood Park, AB Canada

    This letter will acknowledge my agreement to include to or refer to the financial statements which I have audited for the cumulative period ended June 30, 2003, in the filing of the 10-Q with the Securities and Exchange Commission.

Sincerely,

/s/ David E. Coffey

David E. Coffey C.P.A.

August 19, 2003